AURIC METALLURGICAL LABS, LLC

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our name and work related to the Columbus Project in the Annual Report on Form 10-K for the year ended December 31, 2012 to be filed by Ireland Inc. with the United States Securities and Exchange Commission.

Dated the 20th day of March, 2013.

AURIC METALLURGICAL LABS, LLC

/s/ Ahmet B. Altinay
Ahmet B. Altinay
For AuRIC Metallurgical Labs, LLC